EMPLOYMENT AGREEMENT


            This Agreement is entered into as of July 10, 1996, between Electronic Fab Technology Corp., a Colorado corporation (the "Company"), and Jack Calderon ("Executive"), to be effective upon commencement of Executive's employment by the Company on August 5, 1996.

            The parties agree as follows:

    A.                Employment.  The Company agrees to employ
    Executive and Executive agrees to be employed by the Company on the terms set forth in this Agreement.

    A. Capacity and Duties. Executive shall be employed by the Company as its Chief Executive Officer or in such other executive capacity as the board of directors shall determine. During his employment, Executive shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Company's board of directors. Executive shall devote his entire working time, attention and energies to the business of the Company. His actions shall at all times be such that they do not discredit the Company or its products and services. Except for his involvement in personal investments, provided such involvement does not require any significant services on his part, Executive shall not engage in any other business activity or activities that require significant personal services by Executive or that, in the judgment of the board of directors, may conflict with the proper performance of Executive's duties hereunder.

    A.                Compensation.

    1.                     Salary.  For all services rendered by
    Executive, the Company shall pay Executive during the term of this Agreement a salary of at least $200,000 per annum, payable in arrears in the same manner as the Company generally pays its employees' salaries. The amount of the salary may be increased at the discretion of the Company's board of directors, although Executive shall not have any right to an increase.

    1. Bonus. Executive may also receive a bonus of up to 50% of Executive's annual salary as described in Section 3(a) based upon performance criteria to be established by the board of directors with respect to each calendar year. If this Agreement is terminated (other than under Section 5(c) or 5(d)), Executive shall receive, within 90 days after the end of the calendar year in which such termination occurs, a pro rata portion of such bonus, if any, that accrues with respect to such calendar year based on the period during such year that the Executive was employed by the Company prior to termination.

    1. Benefits. The Company also shall provide Executive, during the term of this Agreement, with the benefits of such life and medical insurance plans, profit sharing plans and other employee fringe benefit plans as shall be provided generally to employees of the Company and for which Executive may be eligible under the terms of such plans. Nothing in this Agreement shall require the Company to adopt or maintain any such employee benefit plans.

    1. Stock Options. The Company shall grant to Executive non-qualified stock options to purchase 200,000 shares of Company common stock with an exercise price equal to the last closing sale price of the Company's stock on the Nasdaq National Market on the business day preceding the date of this Agreement. The vesting schedule of the options shall be as follows:

    a.                     50,000 shares shall vest upon the
         date Executive's employment commences;

    a.                     25,000 shares shall vest when the
         price of the Company's stock averages $6.00 per share or higher for 20 out of the last 30 trading days;

    a.                     25,000 shares shall vest when the
         price of the Company's stock averages $8.00 per share or higher for 20 out of the last 30 trading days;

    a.                     50,000 shares shall vest when the
         price of the Company's stock averages $10.00 per share or higher for 20 out of the last 30 trading days; and

    a.                     50,000 shares shall vest when the
         price of the Company's stock averages $12.00 per share or higher for 20 out of the last 30 trading days.

    Notwithstanding the vesting schedule set forth above, all options shall fully vest in the event of a Change in Control, as defined in Section 5(d), or if Executive remains employed with the Company, at the end of seven years of continuous employment. If employment of the Executive is terminated for reasons other than set forth in Section 5(c), Executive or those entitled under his will or by the laws of descent may exercise the options within three months following the date of termination but not thereafter. Only options that had become exercisable on or before the date of termination may be exercised within the three month period. The stock options granted hereby shall be evidenced by such stock option certificates or agreements that incorporate provisions of the Company's stock option plan not inconsistent with the foregoing as the Company determines to be appropriate. To the extent that the foregoing grants under the Company's stock option plan require shareholder approval, the Company shall use its best efforts to obtain such approval at the Company's next annual meeting of shareholders.

    1. Sick Leave, Vacation. During the term of this Agreement, except as otherwise provided in Section 5(b), Executive shall be entitled to sick leave consistent with the Company's customary sick leave policy and to four weeks vacation per year, which shall be taken at times mutually satisfactory to the Company and Executive.

    1. Company Car. The Company shall provide to Executive for his use during the term of this Agreement a car having a purchase price not to exceed $35,000. The Company shall pay all registration and licensing fees and maintenance and insurance costs for such car.

    1.                     Relocation.  Executive shall reside in
    Greeley, Colorado while employed with the Company. The Company shall pay Executive $20,000 as a one-time lump sum payment to defer the costs of Executive moving to Greeley. Executive shall repay this amount if Executive is employed by the Company for a period less than one year and voluntarily resigned from the Company.

    1.                     Expenses.  During the term of this
    Agreement, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

    A.                Term.

    1.                     General.  Unless sooner terminated in
    accordance with Section 5, this Agreement shall have a two year term after the effective date of this Agreement. This Agreement shall continue thereafter from three-month period to three-month period until either party gives notice to the other at least 30 days prior to the end of the original or then current renewal term of his or its intention that this Agreement shall terminate at the end of such term.
    Sections 6, 7, 8 and 9 shall remain in full force and effect for the periods specified in such sections notwithstanding the termination of this Agreement.

    1.                     Severance.  If this Agreement terminates
    (other than due to a termination under Section 5), and (i) the parties do not enter into a new employment agreement and (ii) Executive does not remain as an employee of the Company for at least six months after such termination, then the Company shall (x) pay Executive severance compensation consisting of a six months' base salary and (y) continue for six months after termination of Executive's employment by the Company, to the extent possible under the Company's then-existing benefit plans, all other benefits that were in place at the time of the expiration of this Agreement.

    A.                Termination.

    1. Death. If Executive dies during the term of this Agreement, the Company shall pay his estate the compensation that would otherwise have been payable to him for the month in which his death occurs, and this Agreement shall terminate on the last day of such month.

    1.                     Disability.  If during the term of this
    Agreement Executive is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement on 30 days' prior notice to Executive or his duly appointed legal representative. For purposes of this
    Section 5(b), a period of illness or incapacity shall be deemed "continuous" notwithstanding Executive's performance of his duties during such period for continuous periods of less than 15 days in duration.

    1.                     Cause.  The Company may terminate this
    Agreement at any time, with notice simultaneous with the termination, for cause, with the prior approval of the Company's board of directors. For purposes of this Agreement, cause shall be defined as one or more of the following:

    a.                               willful misconduct that is
         materially injurious to the Company as determined by a majority of the Company's board of directors (excluding if Executive is then a director);

    a. conduct that would constitute a felony or other crime of moral turpitude where committed;

    a. failure to perform material required duties and obligations of the Company under this Agreement, which failure materially, adversely affects the Company and continues for at least 30 days after notice in writing thereof is given by the board of directors (excluding Executive); and

    a. a material breach by Executive during the term of this Agreement of Section 6, 7 or 8 below.

    1.                     At the Company's Election.  The Company
    may terminate this Agreement at any time with the prior approval of the board of directors, without cause, by giving 30 days' written notice of termination to Executive. On the effective date of any termination pursuant to this Section 5(d), the Company shall pay Executive a severance payment equal to the amount that Executive would have received had this Agreement remained in effect for the Severance Period (as defined below) and shall allow Executive to participate during the Severance Period, at the Company's expense, in such employee welfare plans as are generally made available during such period to the Company's employees. The Company shall be deemed to have terminated Executive's employment pursuant to this Section 5(d) if Executive terminates such employment after a material reduction of his responsibilities, other benefits or the facilities or assistance at his disposal (other than a reduction that is part of an overall change for the Company's employees, is not disproportionately detrimental to Executive and occurs before any Change in Control (as defined below)) or a change of more than 15 miles in location of the principal executive offices of the Company or of Executive's primary office.

    a.                     In order to receive a severance
         payment under this Section 5(d), the Executive must (A) resign from the Board of Directors, if he is then a member of it, and
         (B) sign a release, in form and substance reasonably satisfactory to the Company, fully releasing the Company (and its officers, directors, shareholders, employees and agents) from any claim or cause of action that the employee may have against the Company or such other persons relating in any way to this Agreement, the Executive's employment by the Company or any other aspect of the Executive's relationship with the Company, through the date of such release. The release shall be signed at such times as are reasonably requested by the Company in order for the release to be fully effective under state and federal age discrimination laws and other laws that may impose similar requirements, and shall prohibit Executive from making any communications or taking other acts that may injure the business, goodwill or reputation of the Company or its officers, directors, shareholders, employees or agents. The Company may defer making severance payments until such time as any revocation periods set forth in the release have expired.

    a.                     For purposes of this Section 5(d):

                 (A) if no Change in Control (as defined below) shall have occurred before a termination under this Section 5(d), the Severance Period shall be the greater of one year or what would have been the remaining term of this Agreement had it not been terminated; and

                 (B) if a Change in Control shall have occurred before a termination under this Section 5(d), then the Severance Period shall be the greater of one year or what would have been the remaining term of this Agreement had it not been terminated.

            A "Change of Control" shall be deemed to have occurred if
    (i) a person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of shares of the Company or the Company's successor having 30% or more of the total number of votes that may be cast for the election of directors of the Company without the prior approval of at least a majority of the members of the Company's board of directors unaffiliated with such person (unless such person beneficially owned shares with at least 15% of such votes on the date of this Agreement), or (ii) individuals who constitute the directors of the Company at the beginning of a 24-month period cease to constitute at least 2/3 of all directors at any time during such period, unless the election of any new or replacement directors was approved by a vote of at least a majority of the members of the Company's board of directors in office immediately prior to such period and of the new and replacement directors so approved. Notwithstanding the foregoing, no Change in Control will be deemed to have occurred if Executive or any group of which Executive is a member is the person whose acquisition constituted the Change in Control.

    1.                     General Provisions Regarding Severance.
    Any payment pursuant to Section 4(b) or 5(d) shall be paid, at the Company's election, either in equal monthly installments over a six-month period (for a payment under Section 4(b)) or the Severance Period
    (for a payment under Section 5(d)) or in one lump sum (in which case the Company shall pay to Executive in a lump sum its estimated cost of providing employee benefits over the remaining period and the Company's obligation to provide such benefits under Section 4(b) shall terminate). Any such payment shall be "grossed up," if necessary, so that Executive is left after the payment of any excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986 (or any successor statute) in connection with any benefits received upon termination with the amount he would have had if such excise tax had not been imposed on Executive.

    A.                Confidential Information.

    1. Confidentiality. Executive acknowledges that the trade secrets, know-how and proprietary processes of the Company and its confidential business plans, strategies, concepts, prospects and financial data (collectively, "Confidential Information") are valuable, unique assets of the Company. Executive shall not, during or after the term of this Agreement, disclose any of the Confidential Information (unless already generally known to and available for use by the public other than as a result of a violation by Executive of this
    Section 6 or as required by law) to any person or entity for any purpose, nor shall Executive use or permit the use of any Confidential Information except, in either case, as is required for Executive to perform his duties as an employee of the Company.

    1. Surrender or Destruction. Executive will, upon termination of his employment with the Company, deliver to the Company all records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer data, and any other articles or papers, computer tapes and materials that have come into his possession by reason of his employment with the Company, whether or not prepared by him, and he shall not retain memoranda or copies of any of those items.

    A.                Covenants Not to Compete or Interfere.

    1. Scope. In view of the unique and valuable executive services that Executive has been retained to render to the Company and Executive's current and future knowledge of the customers, trade secrets and other proprietary information relating to the business of the Company and its customers and suppliers, Executive agrees that during the period he is an employee of the Company and for one year after any termination of this Agreement by the Company for cause or any voluntary termination by Executive of his employment by the Company, he will not Participate In (as defined below) the business of electronic contract manufacturing within the United States of America.

    1.                     Definition.  For purposes of this
    Section 7, "Participate In"means "directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in." Notwithstanding the foregoing, Executive shall not be deemed to Participate In a business merely because he owns less than 5% of the outstanding stock of a corporation (measured in voting power or equity), if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange or is reported on Nasdaq. If any restriction contained in this Section 7 is deemed to be invalid, illegal or unenforceable by reason of its duration, geographical scope or otherwise, then such provision shall be deemed reduced in extent, duration, geographical scope or otherwise by the minimum reduction necessary to cause the restriction to be enforceable.

    1.                     Noninterference.  During the period
    specified in Section 7(a) of this Agreement, Executive shall not
    (i) directly or indirectly cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) in any way interfere with the relationship between the Company and any employee, customer or supplier, (iii) directly or indirectly hire any employee of the Company to work for any organization of which Executive is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest, or (iv) interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement or his employment.

    1.                     Executive Representation.  Executive
    represents to the Company that at this time he is not a party to any other employment agreement and is not subject to any other covenant not to compete.

    A.                Intellectual Property.

    1. Executive agrees to assign to the Company, or to any person or entity designated by the Company, the entire right, title and interest of the Executive in and to all inventions, ideas, discoveries and improvements (collectively, "Inventions"), whether patented or unpatented, and material subject to copyright, made or conceived by the Executive, solely or jointly, that arise out of or are related to research conducted by, for or under the direction of the Company, or that relate to methods, apparatuses, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company at the time of such Invention. Executive further acknowledges that all copyrightable materials developed or produced by Executive within the scope of his employment by the Company constitute works made for hire.

    1. Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any such inventions, ideas, discoveries and improvements described in paragraph 5(a) above.

    A. Injunctive Relief. Upon an actual or threatened breach by Executive of Section 6 or Section 7 of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach. Nothing in this Agreement shall limit the Company's ability to obtain any other remedies, including damages for such actual or threatened breach.

    A. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by Executive shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

    A.                Severability.  The invalidity or
    unenforceability in any application of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

    A. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by facsimile at the appropriate number indicated below with electronic confirmation of receipt, or mailed by first class mail, postage prepaid, addressed as follows:

    a.                     If to the Company:

                           Electronic Fab Technology Corp.
                           7251 West Fourth Street
                           Greeley, Colorado 80634-9763
                           Facsimile No. (303) 893-5009

            with a copy to:

                           Holme Roberts & Owen LLC
                           1700 Lincoln
                           Suite 4200
                           Denver, Colorado 80203
                           Attn:  John F. Knoeckel, Esq.
                           Facsimile No. (303) 866-0200

    a.                     If to Executive:





    or to such other address or facsimile number as either party may designate by notice pursuant to this Section 12.

    A. Governing Law. This Agreement shall be governed by Colorado law.

    A. Assignment. The Company may assign its rights and delegate its obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. Otherwise, neither party may assign any rights or delegate any duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

    A. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by the parties, written or oral, that relate to the subject matter of this Agreement.

    A. Amendments. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be charged with the amendment or waiver.

            Executed as of the date set forth on page 1.

                                ELECTRONIC FAB TECHNOLOGY CORP.



    By    Stuart W. Fuhlendorf




      Jack Calderon
      Jack Calderon